Possis Medical, Inc. Reports $0.15 per Share Pre-Tax Profit and
                       Record Sales for Third Quarter 2003
            Third Quarter Pre-Tax EPS Up 67% Versus Prior-Year Period

     Minneapolis,  Minn.,  (May 13, 2003):  Possis  Medical,  Inc.  (NASDAQ-NMS:
POSS), today reported record sales of $14.6 million for the fiscal quarter ended April 30, 2003, up 36 percent from the year-ago period. U.S. AngioJet(R) Rheolytic(TM) Thrombectomy System sales in the current quarter reached $14.3 million, up 34 percent from the year-ago period.

     Pre-tax income per diluted share for the third quarter was $0.15 versus $0.09 in the prior-year period. After-tax net income per diluted share for the third quarter was $0.10, versus $0.09 in the prior-year period. During the third quarter of fiscal 2003, the Company recorded a tax provision of $1,097,000, versus no tax provision in the prior-year period. Pre-tax income per diluted share is a non-GAAP financial measure, and it is reported for the third quarter solely for the purpose of comparability with prior periods; a reconciliation of this measure to GAAP appears in the table, "AngioJet Key Business Indicators," directly under the Consolidated Statements of Net Income attached to this press release.

     The Company's cash, cash equivalents, and marketable securities position improved to $30.1 million as of April 30, 2003, compared to $26.3 million at the end of the second quarter.

     Robert G. Dutcher, the CEO of Possis Medical, Inc. said, "I am pleased to announce record sales for the third quarter of fiscal 2003, along with improving margins and strong cash flow. Continuing customer acceptance of our improved coronary and peripheral product lines, our growing presence in the clinical and investigational community, and the hiring of additional clinical sales specialists in the third and fourth quarters should continue to help drive market penetration for the remainder of fiscal 2003 and beyond."

     The gross margin rate was 76 percent in the third quarter, compared to 71 percent a year ago and 73 percent during the second quarter of fiscal 2003. Higher volumes and an increased mix of disposable product sales relative to capital equipment sales, accounted for most of the improvement versus a year ago and last quarter. The Company sold 41 U.S. drive units in the quarter, versus 40 in the prior-year period and 59 in the second quarter of fiscal 2003. The average catheter utilization rate per installed drive unit, a measure of recurring usage, was 10.4 in the third quarter, compared to 10.2 in the prior-year period and 10.9 in the second quarter of fiscal 2003. The Company's base of U.S. installed drive units crossed 1,000 units in the quarter, representing AngioJet user expansion, as the Company grew both drive unit sales and drive units placed under evaluation for future purchase.

     Selling, general and administrative expenses (SG&A) increased 21 percent compared to the year-ago period. The increases are due mainly to an expansion of the sales force, medical and sales meeting expenses, increased marketing fees, additional patient enrollment in marketing clinical trials and higher medical insurance expense. SG&A as a percent of revenue in the third quarter of fiscal 2003 declined to 41 percent from 46 percent from the prior-year period. SG&A as a percent of revenue for the second quarter of fiscal 2003 was 39 percent.

     Third quarter R&D expense increased by approximately $1,205,000 compared to the prior-year period and was largely due to the timing of expenses incurred for various projects including the development of the Company's new drive unit and the pursuit of regulatory approval in the Japanese market. The Company's coronary distal protection clinical trial is expected to start enrolling patients in the first quarter of fiscal 2004, following FDA approval of an IDE submission filed in the third quarter of fiscal 2003. In late April, the Company filed a 510(k) for peripheral use of its proprietary temporary occlusion guidewire, named GuardDOG(TM).

     Looking ahead to the remainder of fiscal 2003, the Company expects revenues to be approximately $57 million. The Company expects pre-tax, diluted earnings per share to be in the range of $0.62-$0.64 for the full fiscal year. The Company expects diluted after tax earnings per share for the full year to be $0.39-$0.40 per share, not including any potential tax benefit related to a further reduction of the deferred tax asset valuation allowance. Looking ahead to its 2004 fiscal year, the Company's preliminary guidance is to expect revenue in the range of $72-$75 million, with expanding full-year gross margins, as a percent-of-sales. The Company expects diluted earnings per share for the full year in the range of $0.54 to $0.64.

     The Company will host a conference call on Wednesday, May 14th at 9:30 am Central Daylight Time. Bob Dutcher, Chairman, President & CEO, and Eapen Chacko, CFO, will discuss the third quarter operating results, and will provide an update on the Company's outlook.

     To  join  the  conference   call,  dial  toll-free  in  the  United  States
1-888-928-9525  (international  -  1-630-395-0067)  by 9:25 am Central  Daylight
time, and give the password "Third Quarter" and leader "Bob Dutcher."

     A webcast of the conference call can be accessed through www.possis.com, under the Investors tab. Individual investors can also access the webcast through www.companyboardroom.com. Institutional investors can access the webcast through a password-protected site at www.streetevents.com. An archived webcast will also be available through the Company's website by going to the audio archives section under the Investors tab. A copy of this press release will be available on the Company's website by going to the Press Releases section under the Investors tab.

     A recording of the conference call will be available by telephone from noon Central Daylight Time on May 14th through 5:00 pm Central Daylight Time on Friday, May 16th. Dial toll-free in the United States 1-888-568-0519 (international - 1-402-530-8006).

     Possis Medical Inc. develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. Its primary product, the AngioJet Rheolytic Thrombectomy System, is marketed in the United States for blood clot removal from coronary arteries and bypass grafts, leg arteries and AV dialysis access grafts.

     Certain statements in this press release, such as those relating to the timing of new product introductions, customer response to these new products, initiation of clinical trials, patient enrollment rates in post-marketing trials, new salesperson productivity, future sales, and earnings per share, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based upon the Company's current expectations and assumptions and entail various risks and uncertainties that could cause actual results to differ materially from these expressed in the forward looking statements. A discussion of these and other factors that could impact the Company's future results are set forth in the document entitled, "Risk Factors" included as Exhibit 99.1 to the Company's Form 10-K for the year ended July 31, 2002, filed with the Securities and Exchange Commission.

                      POSSIS MEDICAL, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
           FOR THE THREE AND NINE MONTHS ENDED APRIL 30, 2003 AND 2002
                                   (UNAUDITED)

                                                                    For Three Months Ended               For Nine Months Ended
                                                                April 30, 2003    April 30, 2002   April 30, 2003    April 30, 2002

Product sales...............................................      $14,625,124       $10,755,468      $41,628,687       $ 30,564,524

Cost of sales and other expenses:
     Cost of medical products...............................        3,580,780         3,154,204       10,823,237          9,364,681
     Selling, general and administrative....................        5,986,002         4,946,690       17,325,423         14,094,704
     Research and development...............................        2,228,722         1,023,776        4,920,303          3,045,815
           Total cost of sales and other expenses...........       11,795,504         9,124,670       33,068,963         26,505,200

Operating income............................................        2,829,620         1,630,798        8,559,724          4,059,324
Interest income.............................................           91,910            56,124          219,626            191,475
Income before income taxes..................................        2,921,530         1,686,922        8,779,350          4,250,799
Provision for income taxes..................................        1,097,000              --          3,294,000               --

Net income..................................................      $ 1,824,530       $ 1,686,922      $ 5,485,350        $ 4,250,799

Weighted average number of common shares
   outstanding:
       Basic................................................       17,598,413        17,175,755       17,409,645         17,016,921
       Diluted..............................................       19,163,522        19,025,729       18,807,439         18,697,652
Net income per common share:................................
       Basic................................................            $ .10              $.10             $.32               $.25
       Diluted..............................................            $ .10              $.09             $.29               $.23


AngioJet Key Business Indicators

                                               Q3-02        Q4-02         Q1-03         Q2-03         Q3-03

     U.S. AngioJet Revenue - $(000)          $10,639      $11,821       $12,399       $14,082       $14,307
     U.S. Drive Units Sold                        40           34            46            59            41
     U.S. Drive Units in the Field               824          863           909           953         1,022
     U.S. Catheter Utilization                  10.2         10.9          10.5          10.9          10.4
     EPS Diluted - Pretax                      $0.09        $0.11         $0.13         $0.18         $0.15
     EPS Diluted - After tax                   $0.09        $0.74         $0.08         $0.11         $0.10



                      POSSIS MEDICAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                    April 30, 2003 July 31, 2002

CURRENT ASSETS:
  Cash and cash equivalents........................   $ 6,926,374   $18,556,663
  Marketable securities............................    23,142,658          --
  Trade receivables (less allowance for doubtful
    accounts and returns of $476,000 and
    $582,000, respectively)........................     7,149,480     5,873,358
  Inventories......................................     4,369,441     4,134,817
  Prepaid expenses and other assets................       667,289       762,615
  Deferred tax asset...............................       646,000       646,000
     Total current assets..........................    42,901,242    29,973,453

PROPERTY AND EQUIPMENT, net........................     2,869,581     3,092,644
DEFERRED TAX ASSET.................................     8,593,682    11,623,000
TOTAL ASSETS.......................................   $54,364,505   $44,689,097

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Trade accounts payable...........................   $ 1,346,521   $ 1,262,711
  Accrued salaries, wages, and commissions.........     2,685,760     2,471,557
  Other liabilities................................     1,773,392     1,200,763
     Total current liabilities.....................     5,805,673     4,935,031

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
  Common stock-authorized, 100,000,000 shares
    of $0.40 par value each; issued and outstanding,
    17,762,803 and 17,274,222 shares, respectively.     7,105,121     6,909,689
  Additional paid-in capital.......................    81,450,987    78,385,073
  Unearned compensation............................       (24,000)      (18,900)
  Unrealized gain on investments...................        63,170          --
  Retained deficit.................................   (40,036,446)  (45,521,796)
     Total shareholders' equity....................    48,558,832    39,754,066

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $54,364,505   $44,689,097






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